Exhibit (d)(4)

Schedule A

Fund(s)

Separate Series of Amplify ETF Trust

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF

Amplify High Income ETF

Amplify International Online Retail ETF

Amplify CrowdBureau® Online Lending and Digital Banking ETF (formerly Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF)

Amplify Seymour Cannabis ETF

Amplify Cleaner Living ETF